Exhibit 99.1

for immediate release

March 3, 2010 OTCBB: SRRL

Appointment of new President & CEO, new Directors and the Acquisition of Oil and Gas Prospects

LAS VEGAS, March 3, 2010, /PRNewswire-FirstCall/ - Stellar Resources, Ltd. (OTC Bulletin Board: SRRL), is pleased to announce the appointment of Mr. Ray Jefferd to the Board of Directors. Ray Jefferd will also hold the position of President and CEO.  He has been active as an advisor to Asian investors wishing to make investments in the natural resource sector in North America. He has been an investor in the oil and gas sector and also inventor, US patent pending, for a method of enhanced recovery of heavy oil.  In 2007 Ray Jefferd arranged $13 million in private placement financings for Poplar Point Energy a Calgary based junior oil and gas company.

The Company also welcomes Mr. Paul Rosatone as a new director of the Company.  Paul Rosatone has been a long term investor in the Company and brings a strong independent voice to the board.

The Company wishes to thank Mr. Luigi Rispoli, the outgoing President, for his valuable service to the Company.  Mr. Rispoli will remain with the Company as a director and CFO.

Concurrent with these changes to the officers and directors the Company announces that it has entered into a binding agreement to acquire 100% of Elk Hills Heavy Oil, LLC and Four Bear Heavy Oil, LLC from Mr. Ray Jefferd and Mr. Glen Landry, (the “Sellers”).

Elk Hills Heavy Oil, LLC assets consist of more than 20,000 contiguous acres of oil and gas leases in Carbon County, Montana.  Four Bear Heavy Oil, LLC assets consist of more than 6,400 acres of oil and leases in Park County, Wyoming. Neither entity as any debt and their only liability consists of future lease rental payments due to the original lessors.  The Company has an area of mutual interest with the Sellers to acquire additional leases within one mile of the borders of the existing oil and gas leases, but excluding properties in Big Horn County, Montana.

The purchase price for Elk Hills Heavy Oil, LLC and the Four Bear Heavy Oil, LLC by the Company includes:

a)	Stellar issuing a total of three million (3,000,000) fully paid and non-assessable common shares to the Sellers; and

b)	Stellar granting to the Sellers a Net Profits Interest (NPI) of five percent (5%) on the Properties; and

c)	A cash payment totalling US$250,000 to be paid to the Sellers upon Stellar obtaining future financing for the development of the Properties on or before December 31, 2011.

The Elk Hills and Four Bear leases prospectively contain recoverable hydrocarbons, and the Company is actively seeking investment to begin exploration and drilling on the acquired properties.

Stellar Resources Ltd.

Ray Jefferd
President & CEO
Tel: 1702-547-4614

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Stellar Resources Ltd. has little or no control.